UNITED STATES

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SCHEDULE 14A

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Blockbuster Inc.

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EXPLANATORY NOTE

The materials being filed by Blockbuster Inc. (the “Company”) on this Schedule 14A are (1) a news article published on April 18, 2005 and (2) a link on the Company’s website at www.blockbuster.com that first appeared on April 18, 2005. Stockholders of the Company are urged to read the Company’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, which contains important information regarding the Company’s 2005 Annual Meeting. Stockholders of the Company and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by the Company with the SEC, at the SEC’s Internet website at www.sec.gov. The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting the Company in the solicitation of proxies, toll-free at 1-800-607-0088.

Article

The following article was published on April 18, 2005:

The Wall Street Journal—April 18, 2005

Video Poker

At Blockbuster, New Strategies Raise Tensions Over Board Seats

As Market Shrinks, Antioco Tries to Revitalize Business; Icahn Seeks Larger Payout

A Financier’s Saturday Night

By MARTIN PEERS

Staff Reporter of THE WALL STREET JOURNAL

John Antioco, chairman of Blockbuster Inc., was in his office at the video-rental giant’s Dallas headquarters on April 5 when he got a phone call from Carl Icahn. The onetime corporate raider had recently become Blockbuster’s biggest shareholder. Now, mindful of the cash generated by the video-rental chain, he had a request. He wanted Blockbuster to pay a big dividend to shareholders, both executives say.

That wasn’t all. Mr. Icahn wanted Blockbuster to delay the looming deadline for shareholders to nominate candidates for the board. The time would give the two a chance to discuss other ways of “enhancing shareholder value,” Mr. Icahn said later in a filing with the government. Otherwise, Mr. Icahn made clear, he would immediately nominate a slate of candidates to run for the board at next month’s annual meeting.

The conversation lasted less than 10 minutes. Mr. Antioco says he told Mr. Icahn he didn’t think either request was doable, but he would think about them. The next day, after trying unsuccessfully to reach Mr. Icahn by phone, Mr. Antioco says he sent a fax informing Mr. Icahn that he couldn’t agree to either request. Two days later, after criticizing Blockbuster’s management for going on a “spending spree,” Mr. Icahn nominated himself and two entertainment-industry veterans to run against three existing Blockbuster directors — including Mr. Antioco.

So began a battle for the soul of Blockbuster. Much is at stake. Some big shareholders say that while they are supportive of Mr. Antioco’s strategy, they want to ensure money is invested wisely and believe that Mr. Icahn may win at least two of the board seats. Mr. Antioco hints that if he loses his own board seat, he will probably quit as CEO.

At issue is how best to run a company whose business has been gradually eroded in recent years by new competition from a variety of sources — most prominently fast-changing technology. It’s a familiar situation: a once-dominant business generating lots of cash whose market is slowly dying. Other companies facing the same situation include Time Warner Inc.’s America Online Internet service and Eastman Kodak Co.’s traditional film business. In all cases, the quandary is the same. Should management use the cash generated by the existing but doomed business to diversify into something new but risky? Or should it preserve cash and return it to shareholders, such as through higher dividends, and wring as much value as possible out of the final days?

To Mr. Icahn, the answer is obvious. Mr. Antioco “is gambling with shareholder money,” says Mr. Icahn. The financier, who professes to be a regular Blockbuster customer, believes the business is far from doomed and can generate returns for investors for years to come.

Blockbuster has been struggling with this question for several years. Founded in the 1980s, as the video-rental market was first taking off, Blockbuster expanded rapidly under the guidance of Wayne Huizenga, a Florida-based entrepreneur who took control in 1987. In 1994, he sold the company to entertainment giant Viacom Inc. for $7.6 billion in stock. Within a couple of years, the acquisition had soured for Viacom as growth began to slow. Mr. Antioco, who came on board in 1997, helped revive Blockbuster by negotiating new supply deals with Hollywood studios that allowed the chain to stock more copies of hit movies.

But this couldn’t stem a long-term decline in video and DVD rentals. The company faces competition from cable companies offering video-on-demand, Web upstarts like Netflix Inc. providing mail-order rentals and Wal-Mart Stores Inc., which sells DVDs at prices that tempt away many renters. People can now also download movies from the Web, another looming threat for the business.

Since 2003 the company has put money into an expansion of its business selling and renting videogames, as well as starting up a business buying back used movies and games for resale. It launched a subscription service allowing customers to rent as many movies as they want from stores for a flat monthly fee. But the debate has taken on new significance in the past six months, since the video company was split off from its former parent, Viacom. No longer obliged to follow Viacom’s corporate dictates, Mr. Antioco has become more assertive in investing Blockbuster’s cash in new areas and trying to shore up its existing business.

Since the companies parted ways in October, Mr. Antioco has launched an ultimately unsuccessful bid for the No. 2 video-rental chain, Hollywood Entertainment Corp. He eliminated the unpopular but hugely lucrative practice of charging customers late fees for returning movies past the due date. And he slashed prices on Blockbuster’s online mail-order service to try to draw customers from its rival Netflix.

The investments have crimped profits. Operating income fell almost 44% last year to $256 million, excluding the impact of a goodwill charge, partly as a result of spending on new business ventures. Canceling late fees and building the online-mail-order business will take an even bigger bite out of the bottom line this year. But Mr. Antioco says he will scale back spending in other areas to reduce the impact on profits. The current emphasis on investment is depressing Blockbuster’s stock price, which is trading 42% off its 52-week high of $17.35.

Mr. Antioco, an easy-going 55-year-old, is the son of a Brooklyn milkman. He came to Blockbuster after a career spent mostly in the convenience-store industry. He was a senior executive at Southland Corp., now known as 7-Eleven Inc., and ran Circle K Corp., which he led out of bankruptcy proceedings and restored to financial health.

Mr. Antioco argues that Blockbuster has no choice but to try to reinvent itself. He says any attempt to simply milk the cash from Blockbuster’s traditional rental business won’t work for very long. He estimates that the market for renting videos in stores is down 17% since 2001 and could decline 3% a year for at least the next three years. In most of the past few years, Blockbuster has thrown off about $350 million in cash. Mr. Antioco contends that if the company doesn’t invest in new businesses, its cash generation could fall to zero within three years as the business shrinks and operating expenses creep up due to inflation.

“We don’t think a run-it-for-cash scenario is anything more than a run-out-of-cash scenario,” he says.

In his search for a new business for Blockbuster, Mr. Antioco has embraced some ideas — like the mail-order DVD service — that he initially derided. When Netflix first started, Mr. Antioco argued its business was only a niche market because he didn’t think consumers would want to think days ahead about what movies they want to order. But Netflix has signed up so many subscribers — three million as of last month, including many former Blockbuster customers — that he had no choice but to follow suit. Last summer he launched Blockbuster Online. So far it has grown quickly. Blockbuster initially expected it could sign up 250,000 customers by year’s end. Instead, within seven months, Blockbuster had signed up 750,000. Mr. Antioco’s target is to sign up two million subscribers by early 2006.

But building the service is requiring heavy spending — $120 million this year. Since launching the service, Blockbuster has cut its monthly subscription price twice, most recently to $14.99 to undercut Netflix’s $17.99 offer. Some analysts question the point of the investment, given that Netflix is barely profitable after six years of operation. A spokesman for Netflix says the company has made money in the past two years but this year is focusing on building market share rather than profits.

Mr. Antioco argues that ignoring this business would be “financially criminal.” He predicts the online business will account for 30% of revenue in the rental market within three years — but only 20% of the customers.

And he says Blockbuster Online can get to profit faster than Netflix can because it can integrate its operations with the rest of its business. For instance, the company plans to use its stock of movie titles throughout its stores as inventory for the mail-order business. Once Blockbuster Online gets to the two-million-subscriber mark, he says, it will generate $100 million in earnings before interest, taxes, depreciation and amortization — one measure of profitability used in the media sector.

But that estimate of profitability assumes Blockbuster dials down its aggressive effort to sign up new subscribers. Mr. Antioco says that Blockbuster may keep investing in Blockbuster Online’s growth even after reaching two million subscribers. He says the company will make a decision in early 2006.

An even costlier move was Blockbuster’s decision to eliminate late fees, which the company says would have brought in some $250 million to $300 million in operating income this year. That’s a huge chunk for a company whose total operating income last year was $256.3 million, down sharply from $459.7 million in 2003.

In a bid to reinvigorate the brand, Blockbuster expects to spend $50 million this year to implement the new policy, most of it for advertising. Earlier this year it ran TV ads showing crowds dancing with glee in front of Blockbuster stores at the prospect of no late fees.

Blockbuster recently agreed to pay $630,000 to 47 states to settle complaints about its advertising of the no-late-fees policy. As part of an agreement, Blockbuster agreed to beef up signs in its stores — and future advertising — explaining that customers will be charged if they don’t bring the movies back. A related lawsuit filed by New Jersey remains outstanding.

Mr. Antioco is confident the no-late-fees move will help turn around its business. He said the company tested the idea and others in selected markets all through last year. Killing late fees was the most successful. As for the lost profits, he argues Blockbuster can make up the money elsewhere both by cutting costs and from extra revenue generated by customers renting more. He told analysts last month that early results were positive.

Until this month, Mr. Icahn had shown little public sign of unhappiness with Mr. Antioco’s strategy. That changed after Blockbuster abandoned its bid for Hollywood Entertainment in late March, in the face of apparently implacable opposition from antitrust authorities.

Mr. Icahn, a legendary financier with a fondness for poker, made his fortune snapping up big stakes in prominent companies and then forcing changes that drove up the share price. Now 69, he made hundreds of millions of dollars in the 1980s through such maneuvers in the stocks of companies like Texaco Inc. More recently he took on RJR Nabisco, scoring big profits again.

He first disclosed he had bought Blockbuster stock during the Hollywood Entertainment bid — eventually amassing a voting stake of about 8.6% for nearly $150 million, according to an April 7 filing with the Securities and Exchange Commission. He had also bought a big position in Hollywood and he telephoned Mr. Antioco in December to express his support for the merger. They spoke again some weeks later, when he emphasized to Mr. Antioco the concern among shareholders that the deal get done. His call asking for the dividend came less than two weeks after the bid was abandoned.

In a letter to the Blockbuster chairman included in the April 7 SEC filing, Mr. Icahn said dropping the Hollywood bid was a “grave error.” But the letter focused on what he called the “spending spree” under way at Blockbuster. Besides himself, Mr. Icahn has nominated to the board former BMG Entertainment Chief Executive Strauss Zelnick and Edward Bleier, a former senior executive with Warner Bros. film studio. This slate would “bring discipline” to the company’s spending and push for “greater dividends” to be paid to shareholders, Mr. Icahn said.

Mr. Icahn dismissed suggestions in an interview Friday that the business is dying. He says when he and his wife drop by their local Blockbuster store in Manhattan most Saturdays, after playing tennis, they sometimes have to wait in 15-minute-long lines to rent a movie. (A recent rental was the French costume drama “Ridicule.”) “It’s the only escape you get,” he said. “You come home Saturday night … you have a martini and you watch a good movie.”

Mr. Icahn said he isn’t suggesting that Blockbuster shouldn’t try to boost its business with some investments. “But the way they’re doing it helter-skelter is sort of a buckshot approach.” Mr. Antioco missed an opportunity by waiting so long to go after Netflix, he argued. He also questioned the company’s advertising budget and its decision to cancel late fees. But he emphasized that he doesn’t want to “micromanage” the business.

He estimated that Blockbuster could comfortably afford to pay out about $300 million of its cash flow in dividends — more than $1.50 a share — “once you straighten out the company” and change covenants in loan agreements.

In the weeks leading up to the May 11 annual meeting, both sides are expected to canvass shareholders for their support. Blockbuster’s biggest shareholders are predominantly hedge funds, private investment vehicles with a growing reputation for shareholder activism. That makes the situation unpredictable.

Some other big holders remain supportive of Mr. Antioco — while stressing that they haven’t made up their mind about how to vote on Mr. Icahn’s proposal. “One could make an argument that there is no harm in giving Icahn two seats on the board,” says Rick Sandler, managing member of Eminence Capital, a New York-based hedge fund that owns about 3.8% of Blockbuster’s combined voting stock.

He says he doesn’t have a problem with what Mr. Antioco has done so far, and likes some of his moves. But Mr. Sandler noted that representation would allow Mr. Icahn to “impose some discipline.” It would also make it easier for a move to take control of the board next year when another two seats are up for re-election — if shareholders decide Mr. Antioco has gone off course.

Website link

The following link first appeared on Blockbuster Inc.’s website at www.blockbuster.com on April 18, 2005:

Vote No on Icahn